Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-43616 and 333-83469) of STEN Corporation and Subsidiaries of our report dated January 9, 2009 which appears in this annual report on Form 10-K for the year ended September 28, 2008.

/s/ Virchow, Krause & Company, LLP

Minneapolis, MN

January 12, 2009